Exhibit 99.1
Worldwide Press Office:
312.997.8640
UAL Corporation Names Jane F. Garvey to Board of Directors
CHICAGO, Sept. 17, 2009 — UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, announced today that Jane F. Garvey, former administrator of the Federal Aviation Administration, is joining the UAL Board of Directors effective September 23.
Garvey is the chairman of Meridiam Investment Fund NA. She also serves on the Bi-Partisan Policy Project, which is examining the future of transportation policy in the United States. She most recently served on the transition team for President Barack Obama, focusing on transportation policies and related infrastructure challenges. Prior to that, she headed the U.S. Public/Private Partnerships at JPMorgan, where she advised states on financing strategies to facilitate project delivery for state governments.
“We are pleased to welcome a leader of Jane Garvey’s caliber to our board,” said UAL Chairman, President and CEO Glenn Tilton. “She has intimate knowledge of, and direct experience addressing, many of the key challenges that have faced our industry over the past decade. We couldn’t ask Jane to join us at a more opportune time, as we enter our multi-day, long-term strategic board session — an annual session that we ask of our board every September.”
Appointed by President Clinton in 1997, Garvey is the first FAA administrator to serve a five-year term, and the first woman appointed to that role. She has received the National Air Transportation Association’s Distinguished Service Award and the National Council of Public-Private Partnerships Leadership Award, among others.
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Garvey also served as acting administrator and deputy administrator for the Federal Highway Administration and was director of Boston’s Logan International Airport.
“I look forward to working with the United Board and the company’s management team to assist in navigating the myriad challenges still facing this industry,” Garvey said. “It’s my honor to be part of the team that recognizes those challenges and continues to do the hard work to improve the business.”
About United
United Airlines (Nasdaq: UAUA) operates approximately 3,300* flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 916 destinations in 160 countries worldwide. United’s 48,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com or follow United on Twitter @UnitedAirlines.

* Based on United’s forward-looking flight schedule for July 2009 to June 2010.
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